As filed with the Securities and Exchange Commission on May 28, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

DYNATRACE, INC.
(Exact name of registrant as specified in its charter)

Delaware	47-2386428
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1601 Trapelo Road, Suite 116
Waltham, MA 02451
(781) 531-1000
(Address of Principal Executive Offices)
Dynatrace, Inc. 2019 Equity Incentive Plan
Dynatrace, Inc. 2019 Employee Stock Purchase Plan
(Full Title of the Plans)
______________________________________________________________
Craig Newfield
General Counsel
Dynatrace, Inc.
1601 Trapelo Road, Suite 116
Waltham, MA 02451
(781) 531-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth J. Gordon
Joseph C. Theis, Jr.

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
(617) 570-1000
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value per share, reserved for issuance under the Equity Plan	11,325,209 shares(3)	$51.50(2)	$583,248,263.50(2)	$63,632.39
Common Stock, $0.001 par value per share, reserved for issuance under the ESPP	2,831,302 shares(4)	$43.78(5)	$123,954,402(5)	$13,523.43
Total	14,156,511 shares		$707,202,665.06	$77,155.82

(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share, or Common Stock, of Dynatrace, Inc., or the Registrant, which become issuable under the 2019 Equity Incentive Plan, as amended on January 21, 2021, or the Equity Plan and the 2019 Employee Stock Purchase Plan, or the ESPP, and together with the Equity Plan, the Plans, by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Common Stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $51.50, the average of the high and low price of the Registrant’s Common Stock as reported on the New York Stock Exchange on May 26, 2021.

(3)Represents an automatic increase on April 1, 2021 to the number of shares available for issuance under the Equity Plan, in accordance with the automatic annual increase provision of the Equity Plan.

(4)Represents an automatic increase on April 1, 2021 to the number of shares available for issuance under the ESPP, in accordance with the automatic annual increase provision of the ESPP.

(5)The price of $43.78 per share, which is 85% of the average of the high and low sale prices of the Common Stock of the registrant as quoted on the New York Stock Exchange on May 26, 2021, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and has been used as these shares are without a fixed price. Pursuant to the ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be 85% of the fair market value of a share of Common Stock on the first trading day of the offering period or on the exercise date, whichever is less.
_________________________

Proposed sales to take place as soon after the effective date of the Registration Statement as awards are granted, exercised or distributed under the above-named plans.

EXPLANATORY NOTE
This Registration Statement on Form S-8 relating to the Amended and Restated 2019 Equity Incentive Plan (the “Equity Plan”) and 2019 Employee Stock Purchase Plan (the “ESPP”) of Dynatrace, Inc. (the “Registrant”) registers additional securities of the same class as other securities for which a registration statement filed on Form S-8 (File No. 333-232950) of the Registrant is effective. The number of shares reserved under the Equity Plan is subject to an automatic increase or evergreen provision on the first day of each fiscal year, beginning on April 1, 2020 and continuing on each April 1 thereafter, by an amount equal to the lesser of: (a) 4% of the number of shares of Common Stock issued and outstanding on the immediately preceding March 31; and (b) an amount determined by the Registrant’s board of directors. The number of shares reserved and available for issuance under the ESPP is subject to an automatic increase or evergreen provision on the first day of each fiscal year, beginning on April 1, 2020 and continuing on each April 1 thereafter, by an amount equal to the lesser of: (a) 1% of the issued and outstanding shares of Common Stock on the immediately preceding March 31; (b) 3,500,000 shares of Common Stock; and (c) such other amount as may be determined by the Registrant’s board of directors. Accordingly, this Registration Statement registers an additional 11,325,209 shares of Common Stock that became available for grant and issuance under the Equity Plan pursuant to its evergreen provision, and an additional 2,831,302 shares of Common Stock that became available for grant and issuance under the ESPP pursuant to its evergreen provision, in both cases as of April 1, 2021.
The information contained in the Registrant’s Registration Statement on Form S-8 (File No. 333-232950) relating to the Equity Plan and ESPP filed with the Securities and Exchange Commission on August 1, 2019 is hereby incorporated by reference pursuant to General Instruction E, except for “Item 8. Exhibits.”

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits.
See the Exhibit Index below for a list of exhibits filed as part of this registration statement on Form S-8, which Exhibit Index is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description
4.1
Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.3 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-232558), filed on July 22, 2019).

4.2	Amended and Restated By-laws (incorporated by reference to Exhibit 3.5 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-232558), filed on July 22, 2019).
4.3	First Amendment to the Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.4 to the Registrant's Annual Report on Form 10-K, filed with the SEC on May 27, 2020).
4.4	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A, filed with the SEC on July 22, 2019).
5.1*	Opinion of Goodwin Procter LLP.
23.1*	Consent of BDO USA LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on signature page).
99.1	2019 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 of the Registrant’s Annual Report on Form 10-K, filed on May 28, 2021)
99.2
Forms of award agreements under the 2019 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant's Registration Statement on Form S-1/A, filed with the SEC on July 30, 2019).

99.3	2019 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-232558), filed on July 22, 2019).
__________________________
*    Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Massachusetts, on May 28, 2021.

DYNATRACE, INC.

By:	/s/ John Van Siclen
John Van Siclen Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES
KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of John Van Siclen, Kevin Burns and Craig Newfield as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date
/s/ John Van Siclen	Chief Executive Officer and Director (Principal Executive Officer)	May 28, 2021
John Van Siclen
/s/ Kevin Burns	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	May 28, 2021
Kevin Burns
/s/ Jill Ward	Director, Board Chair	May 28, 2021
Jill Ward
/s/ Seth Boro	Director	May 28, 2021
Seth Boro
/s/ Michael Capone	Director	May 28, 2021
Michael Capone
/s/ Stephen Lifshatz	Director	May 28, 2021
Stephen Lifshatz
/s/ James K. Lines	Director	May 28, 2021
James K. Lines
/s/ Kenneth Virnig	Director	May 28, 2021
Kenneth Virnig
/s/ Kirsten Wolberg	Director	May 28, 2021
Kirsten Wolberg
/s/ Paul Zuber	Director	May 28, 2021
Paul Zuber